Exhibit 99.1

Media Contact: Nicole Arena Double Forte 415.500.0611 narena@double-forte.com	Investor Contact: Seanna Allen Peet’s Coffee & Tea, Inc. 510.594.2196 investorrelations@peets.com

PEET’S COFFEE & TEA, INC. REPORTS FIRST QUARTER 2012 RESULTS

EMERYVILLE, Calif. – May 1, 2012 – Peet’s Coffee & Tea, Inc. (NASDAQ: PEET) today announced its first quarter results for the fiscal period ended April 1, 2012, which included 13 weeks.

In this release, the Company:

•	Reports diluted earnings per share of $0.25

•	Reports net revenue growth of 7%

•	Confirms fiscal 2012 diluted earnings per share guidance of $1.70 to $1.80

For the 13 weeks ended April 1, 2012, net revenue increased 7% to $94.8 million from $88.5 million for the corresponding period of fiscal 2011. Diluted earnings per share was $0.25, compared to $0.41 for the corresponding period of fiscal 2011.

“We knew the first half of 2012 would be challenging for us,” said Patrick O’Dea, president and CEO of Peet’s Coffee & Tea, Inc. “In the first quarter we faced the highest coffee cost inflation of the year, and while our results reflect it, they were in line with our expectations. As we previously indicated, we expect to gain significant momentum in the second half as coffee cost inflation abates, and we remain excited about the strategic growth initiatives we’re investing in this year.”

Consolidated Financial and Operating Summary

Retail net revenue increased 4% to $54.1 million for the 13 weeks ended April 1, 2012, from $52.1 million for the corresponding period last year. The increase was driven by a 5% rise in sales of beverages and pastries and, to a lesser extent, an increase in whole-bean and related sales. The Company opened one store in the quarter, ending the quarter with 197 stores.

Specialty net revenue increased 12% to $40.7 million for the 13 weeks ended April 1, 2012, compared to $36.4 million for the corresponding period last year. Within specialty, grocery sales were up 12% compared to the corresponding period last year, foodservice and office sales grew 16%, and home delivery sales were flat.

Cost of sales and related occupancy expenses increased as a percent of total net revenue to 51.0% for the quarter, compared to 46.6% for the corresponding period last year. The increase was caused by higher green coffee cost, which was 44% more expensive per pound than the same quarter last year. This increase was partially offset by price increases across all channels and lower shipping expenses.

Operating expenses were 31.5% of net revenue, consistent with the corresponding period last year. A favorable mix shift towards the specialty business and the impact of price increases across all channels were offset by higher payment card processing fees and investments in overhead.

General and administrative expenses increased as a percent of net revenue to 7.8%, compared to 7.7% for the corresponding period last year. General and administrative expenses increased to $7.4 million from $6.8 million for the corresponding period last year, primarily due to higher payroll-related and marketing expenses.

Depreciation and amortization expenses decreased as a percent of net revenue to 4.2%, compared to 4.4% for the corresponding period last year. Depreciation and amortization expenses were $3.9 million for the quarter, consistent with the corresponding period last year.

Cash and cash equivalents plus short-term and long-term marketable securities were $52.0 million at the end of the quarter, compared to $35.4 million at the end of fiscal 2011.

Fiscal 2012 Outlook

Looking ahead, Peet’s confirmed the following fiscal 2012 guidance:

•	Total net revenue growth of around 10%
•	Diluted earnings per share in the range of $1.70 to $1.80

Peet’s Coffee & Tea, Inc. Q1 2012 Conference Call

Peet’s will discuss its first quarter results and fiscal 2012 full-year outlook via conference call today, May 1, 2012. The teleconference call will begin at 2:00 p.m. PT/5:00 p.m. ET and can be accessed by calling 866-748-8653. The call will be simultaneously webcast on the Investor Relations portion of Peet’s website, under Media Events: http://investor.peets.com/events.cfm.

A replay of the teleconference will be available from 5:00 p.m. PT/8:00 p.m. ET on May 1, 2012, until 8:59 p.m. PT/11:59 p.m. ET on May 8, 2012, at 404-537-3406 or 855-859-2056, using access code 71096879. It will also be archived at http://investor.peets.com/events.cfm through May 1, 2013, at 8:59 p.m. PT/11:59 p.m. ET.

About Peet’s Coffee & Tea, Inc.

Peet’s Coffee & Tea, Inc. (NASDAQ: PEET) is the premier specialty coffee and tea company in the United States. The company was founded in 1966 in Berkeley, Calif. by Alfred Peet. Peet was an early tea authority who later became widely recognized as the grandfather of specialty coffee in the U.S. Today, Peet’s Coffee & Tea offers superior quality coffees and teas in multiple forms, by sourcing the best quality coffee beans and tea leaves in the world, adhering to strict high-quality and taste standards, and controlling product quality through its unique direct store delivery selling and merchandising system. Peet’s is committed to strategically growing its business through many channels while maintaining the extraordinary quality of its coffees and teas. For more information about Peet’s Coffee & Tea, Inc., visit www.peets.com.

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CAUTIONARY STATEMENTS RELEVANT TO FORWARD-LOOKING INFORMATION

This press release and the related conference call contain statements that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “anticipates,” “expects,” “intends,” “plans,” “targets,” “projects,” “guidance,” and similar expressions are intended to identify such forward-looking statements, which include statements relating to 2012 full-year and quarterly forecasted net revenue, 2012 full-year and quarterly forecasted diluted earnings per share, coffee costs, and 2012 growth initiatives. Forward-looking statements are based on management’s current beliefs, as well as current assumptions made by and information currently available to management, including financial and operational information, coffee and other commodity price expectations, the Company’s stock price volatility, and current competitive conditions.

These forward-looking statements are not guarantees of future performance and are subject to inherent risks and uncertainties, including risks and uncertainties beyond the Company’s control or difficult to predict. Therefore, actual results and outcomes may differ materially from what is expressed or forecasted in such forward-looking statements. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation, other than as required by law, to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to: the Company’s ability to successfully implement its business strategy, including its ability to market its products, increase its brand recognition, expand its distribution, and otherwise effectively compete; a decrease in the demand for specialty coffee; the cost and availability of high-quality Arabica coffee beans; cost fluctuations of commodities other than coffee; any interruption in the operation of the Company’s roasting and distribution facility; a major earthquake or tsunami in the San Francisco Bay area; the recent recession or a worsening of the United States and global economies; claims or litigation; labor strikes in the grocery business; mandatory healthcare requirements; disruptions or cost increases relating to common carriers; loss of key personnel, or the ability to hire or retain management or other personnel; competitors duplicating its roasting methods; adverse public or medical opinion about caffeine; adverse publicity regarding product quality or food and beverage safety; new laws and regulations or failure to comply with applicable laws and regulations; failure to meet market expectations relating to the Company’s financial or strategic performance; material failure, inadequacy, interruption or security failure of the Company’s information technology; and an unpredictable workers’ compensation environment, particularly in California, as well as other risk factors, as described more fully in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended January 1, 2012. These factors may not be exhaustive and other unpredictable or unknown factors could also have material adverse effects on forward-looking statements. Additionally, the Company operates in a continually changing business environment, and new risks and uncertainties emerge from time to time.

All forward-looking statements in this press release and the related conference call are qualified by these cautionary statements.

PEET’S COFFEE & TEA, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands, except share amounts)

	April 1,	January 1,
	2012	2012
ASSETS

Current assets
Cash and cash equivalents	$44,977	$30,755
Short-term marketable securities	5,877	3,800
Accounts receivable, net	18,496	20,522
Inventories	48,832	54,265
Deferred income taxes - current	5,041	5,041
Prepaid expenses and other	9,068	9,368
Total current assets	132,291	123,751

Long-term marketable securities	1,108	888
Property, plant and equipment, net	87,047	89,304
Other assets, net	2,313	1,328

Total assets	$222,759	$215,271

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
Accounts payable and other accrued liabilities	$13,577	$11,547
Accrued compensation and benefits	7,020	10,283
Deferred revenue	6,558	7,382
Total current liabilities	27,155	29,212

Deferred income taxes - non current	368	367
Deferred lease credits	6,517	6,668
Other long-term liabilities	2,376	1,068
Total liabilities	36,416	37,315

Shareholders' equity
Common stock, no par value; authorized 50,000,000 shares; issued and outstanding: 13,236,000 and 13,136,000 shares	74,666	69,664
Accumulated other comprehensive income	3	2
Retained earnings	111,674	108,290

Total shareholders' equity	186,343	177,956

Total liabilities and shareholders' equity	$222,759	$215,271

PEET’S COFFEE & TEA, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited, in thousands, except per share amounts)

	Thirteen weeks ended
	April 1,	April 3,
	2012	2011

Retail stores	$54,115	$52,089
Specialty sales	40,659	36,383
Net revenue	94,774	88,472

Cost of sales and related occupancy expenses	48,356	41,220
Operating expenses	29,826	27,884
Litigation related expenses	-	41
General and administrative expenses	7,382	6,768
Depreciation and amortization expenses	3,942	3,919
Total costs and expenses from operations	89,506	79,832

Income from operations	5,268	8,640

Interest income, net	6	11

Income before income taxes	5,274	8,651

Income tax provision	1,890	3,138

Net income	$3,384	$5,513

Net income per share:
Basic	$0.26	$0.42
Diluted	$0.25	$0.41

Shares used in calculation of net income per share:
Basic	13,171	13,109
Diluted	13,482	13,520

PEET’S COFFEE & TEA, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in thousands)

	Thirteen weeks ended
	April 1,	April 3,
	2012	2011

Cash flows from operating activities:
Net income	$3,384	$5,513

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,478	4,501
Amortization of interest purchased	69	83
Stock-based compensation	990	906
Excess tax benefit from exercise of stock options	(1,121)	(3,508)
Tax benefit from exercise of stock options	1,088	3,221
Loss on disposition of assets and asset impairment	50	126
Deferred income taxes	1	68
Changes in other assets and liabilities:
Accounts receivable, net	2,026	(1,566)
Inventories	5,433	2,281
Prepaid expenses and other current assets	300	(30)
Other assets	(1,288)	(1)
Accounts payable, accrued liabilities and deferred revenue	(1,927)	(5,273)
Deferred lease credits and other long-term liabilities	1,157	(436)
Net cash provided by operating activities	14,640	5,885

Cash flows from investing activities:
Purchases of property, plant and equipment	(2,398)	(1,821)
Changes in restricted investments	300	798
Proceeds from sales and maturities of marketable securities	1,080	703
Purchases of marketable securities	(3,445)	(5,329)
Net cash used in investing activities	(4,463)	(5,649)

Cash flows from financing activities:
Net proceeds from issuance of common stock	2,924	7,730
Purchase of common stock	-	(21,244)
Excess tax benefit from exercise of stock options	1,121	3,508
Net cash provided by/(used in) financing activities	4,045	(10,006)

Increase/(decrease) in cash and cash equivalents	14,222	(9,770)
Cash and cash equivalents, beginning of period	30,755	44,629

Cash and cash equivalents, end of period	$44,977	$34,859

Non-cash investing activities:
Capital expenditures incurred, but not yet paid	$115	$187
Other cash flow information:
Cash paid for income taxes	67	181

PEET’S COFFEE & TEA, INC.

SEGMENT REPORTING
(Unaudited, in thousands)

	Retail		Specialty		Unallocated	Total
		Percent		Percent			Percent
		of Net		of Net			of Net
	Amount	Revenue	Amount	Revenue		Amount	Revenue

For the thirteen weeks ended April 1, 2012
Net revenue	$54,115	100.0%	$40,659	100.0%		$94,774	100.0%
Cost of sales and occupancy	24,517	45.3%	23,839	58.6%		48,356	51.0%
Operating expenses	21,065	38.9%	8,761	21.5%		29,826	31.5%
Depreciation and amortization	2,789	5.2%	367	0.9%	$786	3,942	4.2%
Segment operating income	5,744	10.6%	7,692	18.9%	(8,168)	5,268	5.6%

For the thirteen weeks ended April 3, 2011
Net revenue	$52,089	100.0%	$36,383	100.0%		$88,472	100.0%
Cost of sales and occupancy	22,244	42.7%	18,976	52.2%		41,220	46.6%
Operating expenses	20,479	39.3%	7,405	20.4%		27,884	31.5%
Litigation related expenses	41	0.1%				41	0.0%
Depreciation and amortization	2,737	5.3%	444	1.2%	$738	3,919	4.4%
Segment operating income	6,588	12.6%	9,558	26.3%	(7,506)	8,640	9.8%